UNITED STATES
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TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC (“H Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (“Tempur Sealy” or the “Company”) for election at the Company’s 2015 annual meeting of stockholders.  H Partners’ BLUE proxy card gives Tempur Sealy stockholders the ability to vote (i) against Christopher A. Masto, P. Andrews McLane and Mark Sarvary and for all of the Company’s other director nominees (“Company Nominees”), (ii) against all Company Nominees and (iii) against Messrs. Masto, McLane and Sarvary and for all other Company Nominees, except any Company Nominee(s) specifically listed on the BLUE proxy card by such Tempur Sealy stockholder. Tempur Sealy stockholders who wish to vote for, or selectively vote against less than all of, Messrs. Masto, McLane and Sarvary must use the Company’s proxy card.

Item 1: On April 17, 2015, H Partners issued the following press release:

H PARTNERS SENDS LETTER TO TEMPUR SEALY SHAREHOLDERS

Urges Shareholders to Send a Clear Message that Continued Underperformance and Repeated
Execution Errors Overseen by the Management and Board are Unacceptable

Vote the BLUE Proxy Card Today

New York – April 17, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (the “Company” or “Tempur Sealy”) (NYSE: TPX) with an approximate 10% stake, today sent a letter to Tempur Sealy shareholders urging them to vote the BLUE proxy card “AGAINST” the re-election of CEO Mark Sarvary, Chairman P. Andrews McLane, and Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee, to the Tempur Sealy Board of Directors (the “Board”) at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015.

The letter to Tempur Sealy shareholders can be found at: www.FixTempurSealy.com.

The full text of the letter is as follows:

April 17, 2015

Dear Fellow Tempur Sealy Shareholder:

H Partners Management, LLC (together with its affiliates, “H Partners”, or “we”) owns approximately 10% of the outstanding shares of Tempur Sealy, making us the Company’s largest shareholder.  We are long-term value investors, with an average holding period of six years, and have held shares of Tempur Sealy since 2012.

Tempur Sealy possesses all the components of a successful company: industry-leading products, iconic brands that have stood the test of time, and a talented team of dedicated employees.  However, despite these positive attributes, we believe the Company’s stock is significantly undervalued due to mismanagement by an entrenched and misaligned Board.  Shockingly, over the past three years, the Board has paid the CEO $18 million to oversee a $1.6 billion loss in equity value and 140% underperformance versus the Company’s peers.  Shareholders must now hold management and the Board accountable for their poor performance, and compel the Board to implement meaningful change.

Send a clear message to the Board that shareholders demand immediate leadership changes by voting the BLUE proxy card “AGAINST” directors Christopher A. Masto, P. Andrews McLane and Mark Sarvary.

If you have any questions, please call our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

Shareholders Are Suffering From Dramatic Stock Underperformance
and Earnings Misses Due to Repeated Execution Errors

By any measure, Tempur Sealy stock has underperformed dramatically.  Over a one-, three- and five-year period, Tempur Sealy stock has significantly underperformed the S&P 500 Index, mattress sector peers, and even a peer group selected by the Board itself:

This substantial stock underperformance is the result of a precipitous decline in the earnings outlook of the business.  The following chart shows that in 2012, the Board claimed that a stand-alone Tempur-Pedic business would generate over $8.00 in EPS by 2016.  Just eighteen months later in September 2013, the Board cut its outlook by half to only $4.00 in EPS – and this figure even included a contribution from the newly-acquired Sealy.  In February 2015, a mere eighteen months after this material decline, the Board once again reduced earnings expectations.  In aggregate, long-term earnings expectations have declined by 60% in the past three years.

Earnings have declined drastically because the Board has overseen execution errors in every single quarter for the past three years.  While we believe management and the Board have made numerous errors in categories such as strategy, product development, cost control, financial management, and manufacturing, two major chapters have come to define Tempur Sealy’s poor execution under CEO Mark Sarvary.

Poor Execution, Chapter 1: Apparent Complacency Leads to a Precipitous Decline in the Tempur-Pedic Segment

Prior to CEO Mark Sarvary’s arrival in 2008, other memory foam offerings attempted to compete with Tempur-Pedic, but previous management successfully blocked these new entrants by ensuring that the Company had the best quality memory foam mattresses.  Unfortunately, in 2011, the current Board and CEO ignored two critical pieces of customer feedback: Tempur-Pedic mattresses (i) had an outdated appearance, and (ii) were perceived to “sleep hot”.  These issues were widely known; not surprisingly, a competitor pounced on these deficiencies by introducing a sleek, modern-looking memory foam mattress that responded to customer concerns by containing a layer of “cooling gel”.  This new competitive mattress gained instant traction with customers, and started to erode Tempur-Pedic’s decades-long dominance in the memory foam segment.  Other copy-cat competitors replicated the same strategy, further eroding Tempur’s position.  We believe the stock plummeted by 40% in 2012, and margins in the Tempur segment have been cut by almost half, because management and the Board were behind the curve and did not address deficiencies that it seems could have easily been fixed.

Poor Execution, Chapter 2: Operational Missteps After Sealy Acquisition Lead to Further Earnings Decline

Due to their complacency, management and the Board were already struggling with a stand-alone Tempur-Pedic in 2012.  Then, in 2013, Tempur-Pedic acquired Sealy, a company that was significantly more complex in terms of operations and manufacturing.  This acquisition had vast potential, and the Board promised substantial synergies and strategic benefits from the combination of these iconic brands.  However, since the Sealy acquisition closed, the frequency and magnitude of these basic execution errors has accelerated.  As shown in the following chart, the Sealy acquisition has been extremely disappointing.  Instead of seeing improved results from promised synergies, shareholders have observed further declines in earnings and margins over the past two years.

In aggregate, as a direct result, we believe, of the Board’s complacency and execution errors, operating margins have collapsed from a historical peak of almost 20% to a mere 10.7% in 2014.

The Board Denies its Serious Mismanagement and Underperformance

We are troubled by the Board’s defense of its extremely poor track record, and we are concerned by the Board’s attempts to mislead shareholders.  As shown in the following chart, the Board dismisses the disappointing reality of stock underperformance, repeated execution mistakes, earnings misses, its failure to properly integrate Sealy, the Company’s declining profitability, and a CEO whose pay is not aligned with performance.

The Board Is Stale and Poorly Aligned with Shareholders

In our opinion, there are three key reasons why the current Board is apathetic toward shareholder concerns:

First, no large owners sit on the board. The entire 11-person Tempur Sealy Board owns a mere 1% voting stake.  The lack of a large owner in the boardroom means that no director suffers the economic consequences of poor performance.

Second, with an average tenure of ten years, the board is stale and dominated by former private equity holdover directors who are clinging to leadership positions on the Board.  P. Andrews McLane, a Senior Advisor at TA Associates, has been Chairman of the Board for the past twelve years, including six years after his firm exited its investment in the Company.  Christopher Masto, Vice Chairman of Friedman Fleischer & Lowe, has served on Tempur Sealy’s Board for twelve years, and has served as Chairman of the Company’s Nominating & Governance Committee for the past five years, despite his firm’s exit from its initial investment in the Company in 2006.

Finally, Messrs. McLane and Masto appear to pursue personal agendas, contrary to shareholder interests:

o
Both Mr. McLane and Masto appear to benefit from opportunistic trading of the Company’s stock due to the special informational advantage they have over public shareholders.  Shockingly, a colleague of Mr. Masto’s pled guilty for insider trading in Tempur-Pedic stock based upon information supplied by Mr. Masto.  Despite his firm’s involvement in this serious criminal matter, Mr. Masto was subsequently promoted to Chairman of the Nominating & Governance Committee, which oversees the Company’s insider trading policy.  We believe that Mr. Masto’s promotion reflects the Board’s poor judgment and blatant disregard for proper corporate governance.

o
Just one year after TA Associates exited its investment, Tempur-Pedic began sponsoring the U.S. Ski & Snowboard Association (“USSA”), an organization on whose board Mr. McLane serves.  The sponsorship appears to primarily benefit Mr. McLane by elevating his stature within the USSA.  We also question whether the USSA sponsorship is a Related Party Transaction that should have been disclosed.  We believe that this lack of transparency further reflects the Board’s arrogance and misalignment.

Another Large Shareholder Supports Our “Vote AGAINST” Campaign

Chieftain Capital Management, a major shareholder of Tempur Sealy since 2010, publicly disclosed that it has voted “AGAINST” every single one of the Company’s director nominees.  Chieftain owns 3.5 million shares, or approximately 6% of the outstanding stock.  It is noteworthy that another large, long-tenured shareholder sees through the Board’s misleading and self-serving rhetoric, and strongly supports our campaign.  In addition, many other shareholders have called us to express frustration with the current direction of the Company, and are supportive of the changes that we seek.

Protect Your Investment:
Vote “AGAINST” Masto, McLane, and Sarvary on the BLUE Proxy Card

We urge you to immediately vote “AGAINST” Directors Masto, McLane and Sarvary on the BLUE proxy card.  The greatest risk to value is inaction by shareholders.  If we do not act now, we fear Tempur Sealy shareholders will continue to suffer from underperformance under current leadership, which has consistently failed to execute its own strategy.

We caution fellow shareholders to beware of the Board’s misleading tactics and false hope.  The Board and CEO do not suffer the same consequences as shareholders do – indeed, holding just 1% of Tempur Sealy’s voting stock, they do not have much skin in the game, and continue to receive millions of dollars in fees regardless of stock underperformance.

For several years, we were patient and encouraging of management, despite our growing concerns about their limitations and constant errors.  In our conversations with management and the Board, we were told that if we waited only one or two more quarters, the Company would improve its performance.  Instead, however, performance has continued to sharply deteriorate, with observed execution mistakes in every quarter for the past three years.  We can no longer afford to sit idly by as this once-great Company falls further into mediocrity.

*           *           *           *

As Tempur Sealy’s largest shareholder, we have a singular objective – to help the Company achieve its full potential, both in terms of earnings and stock price.  Our interests are fully aligned with the interests of all Tempur Sealy shareholders.

We strongly believe that Tempur Sealy can be a great Company once again if the true owners of Tempur Sealy take the necessary steps to maximize the value of our investment.

SEND A MESSAGE TO TEMPUR SEALY’S BOARD THAT CHANGE IS NEEDED –
VOTE AGAINST MASTO, MCLANE AND SARVARY TODAY

Thank you for your support.

Sincerely,

H Partners

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833

Item 2: The following materials were posted by H Partners to www.FixTempurSealy.com:

Press Releases

04/17/15	H Partners Sends Letter to Tempur Sealy Shareholders
04/07/15	H Partners Releases Investor Presentation Outlining Need For Immediate Change At Tempur Sealy
04/02/15	H Partners Files Definitive Proxy Materials In Connection With Tempur Sealy 2015 Annual Meeting Of Shareholders
03/23/15	H Partners Urges Tempur Sealy Shareholders to Hold CEO And Board Accountable For Significant Underperformance By Voting Against Three Directors at Upcoming Annual Meeting
02/17/15	Tempur Sealy's Largest Shareholder, H Partners, Demands Immediate Leadership And Board Changes To Drive Shareholder Value

© 2015 H Partners Management, LLC | Important Information